Exhibit 10.2

Date: August 9, 2007

To: Akis Ltd.

THIS STOCK OPTION AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THIS OPTION CANNOT BE EXERCISED BY/ON BEHALF OF ANY U.S. PERSON UNLESS REGISTERED UNDER THE ACT OR EXEMPTION FROM SUCH REGISTRATION IS AVIALABLE. THE TRANSFER OF THIS OPTION IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR IF REGISTERED OR EXEMPT FROM REGISTRATION; AND BY ACCEPTING THIS STOCK OPTION, THE HOLDER HEREOF AGREES NOT TO ENGAGE IN HEDGING TRANSACTIONS WITH REGARD TO THIS OPTION AND THE UNDERLYING SECURITIES UNLESS IN COMPLIANCE WITH THE ACT. IN ADDITION, BY ACCEPTING THIS STOCK OPTION, THE HOLDER HEREOF CERTIFIES THAT IT IS NOT A U.S. PERSON AND IS NOT ACQUIRING THE SECURITIES FOR THE ACCOUNT OR BENEFIT OF ANY U.S. PERSON.

Re: Grant Letter

Whereas, TraceGuard Technologies Ltd., (the “Subsidiary”), a company fully owned and controlled by TraceGuard Technologies Inc. (the "Company"), a company duly formed in Nevada with its principal offices at 330 Madison Avenue, 9th fl., New York, NY 10017 and Akis Ltd.  (“Consultant” or “Optionee”) are parties to that certain Consulting Agreement dated July 12, 2007 (the “Consulting Agreement”), to which this Grant Letter is attached, and pursuant to which the Subsidiary engaged the Consultant to provide certain services to the Subsidiary (the “Services”); and

Whereas, pursuant to Section 3 of the Consulting Agreement a grant letter (this "Grant Letter") was to be granted to the Consultant; and

Whereas, it was agreed that the options granted to the Consultant shall be governed by the terms and conditions of this Grant Letter subject to the receipt of all approvals or exemptions required by law.

Now, therefore, in consideration of the Parties' mutual covenants and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is agreed as follows:

1.	Definitions:

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Consulting Agreement, except the following terms, which, when capitalized, shall have the following meanings:

1.1.	“Board” means the Board of Directors of the Company and/or Subsidiary, as applicable.

1.2.
"Cause" means any of the following (i) conviction of any felony involving moral turpitude or affecting the Company or its affiliates; (ii) any refusal to carry out a reasonable directive of the Subsidiary's Chief Executive Officer, Board or the Optionee's direct supervisor, which involves the business of the Subsidiary or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Subsidiary or its affiliates; (iv) any clear breach of the Optionee's fiduciary duties or gross breach of its duties of care to the Subsidiary; including without limitation disclosure of confidential information of the Subsidiary or its affiliates; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Subsidiary or its affiliates.

1.3.	"Ordinance" means the Israeli Income Tax Ordinance, as now in effect or as hereafter amended.

1.4.	“Date of Grant” means the date of the grant of each Option, as set forth hereinbelow.

1.5.
“Exercise Price” shall mean Seventy US Cents (US$0.70) per Share, which price has been determined in good faith by the Board, after consultation with the Company’s independent auditors, in accordance with the Ordinance or other applicable law.

1.6.	“Option Shares” means the Shares of the Company issued or issuable upon the exercise of the Options.

1.7.	“Options” means options to purchase the Shares as granted hereunder.

1.8.	“Options Termination Date” means the date occurring at the end of the period of three (3) years commencing as of the Date of Grant of each Option, as applicable.

1.9.	“Optionee” and “you” shall mean and refer to the Consultant.

1.10.	"Shares"- shares of common stock of the Company having a par value of US$0.001 each.

1.11.
“Other Subsidiary” means any company (other than the Subsidiary) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

1.12.	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

1.13.	"Milestones" means the milestones to be achieved by Consultant, as set forth in Section 3 of the Consulting Agreement.

1.14.
“Transaction” means (i) merger, acquisition or reorganization of the Company, with one or more other entities in which the Company, is not the surviving entity and the shareholders of the Company hold less than fifty percent (50%) in the merged entity, (ii) a sale of all or substantially all of the assets and/or the shares of the Company.

2.	Grant of Options

The Company hereby grants you, effective as of the date of the successful achievement of the applicable Milestone (as set forth in the Consulting Agreement), subject to the receipt of all approvals required by law, Options exercisable upon payment of the Exercise Price, as follows:

2.1.	Upon the achievement of the First Milestone - an Option to purchase twenty thousand (20,000) Shares.

2.2.	Upon the achievement of the Second Milestone - an Option to purchase twenty thousand (20,000) Shares.

2.3.
Upon the achievement of the Third Milsetone no later than 12 months following the later of (i) the termination of the Consulting Agreement or (ii) the final termination of Consultant’s activities in the service of the Company - an Option to purchase forty thousand (40,000) Shares.

2.4.
Upon the successful achievement of the Fourth Milestone no later than 12 months following the later of (i) the termination of the Consulting Agreement or (ii) the final termination of Consultant’s activities in the service of the Company - an Option to purchase seventy thousand (70,000) Shares.

2.5.
Upon the successful achievement of the Fifth Milestone no later than 12 months following the later of (i) the termination of the Consulting Agreement or (ii) the final termination of Consultant’s activities in the service of the Company - an Option to purchase fifty thousand (50,000) Shares.

3.
Tax Effects. The Options hereunder will be granted to Consultant under Section 3(i) of the Ordinance. You should consult with your own tax advisors regarding the tax effects of receiving or exercising these Options or disposing of the Options Shares.

4.	Administration. N/A.

5.	Vesting of the Options.

Each Option granted to Consultant shall vest immediately upon its grant (as applicable) and shall be in effect for a period of three (3) years commencing as of the date of its grant and shall expire immediately thereafter (the “Termination Date”).

6.	Exercise of the Options

6.1.
Method of Exercise. Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Exercise Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Option Shares with respect to which the Options are being exercised.

6.2.	Form of Payment of Exercise Price. Such payment shall be made to the Company in cash, check or cash equivalent or in any other form as may be permitted by the Board in its discretion.

6.3.
Execution of Documents. In order for the Company to issue Option Shares upon the exercise of any of the Options, you hereby agree and undertake to sign any and all documents required by any applicable law and/or by the incorporation documents of the Company.

6.4.
As a condition to the exercise of the Options, the Company may require you to satisfy any qualifications that may be necessary, to evidence compliance with any appli-cable law or regulation and to make any representation or warran-ty with respect thereto as may be requested by the Company.

6.5.	Fractional Shares. the Company shall not be required to issue fractional shares upon the exercise of the Options.

6.6.
Offering. In connection with a public offering (an "Offering") of Shares of the the Company, (i) you may not sell, make short sale of, loan grant any options for the purchase of, or otherwise dispose of any Option Shares obtained by you (other than those shares included in the Offering) without the prior written consent of the Company or the underwriters managing such offering of the Company’s securities for a period of one hundred and eighty (180) days from the effective date of the applicable registration statement, (ii) you may be required to execute any agreement reflecting Subsection (i) above as may be requested by the Company or the managing underwriters at the time of such offering, and (iii) the Option Shares issued to you shall be subject to such restrictions as required by the appropriate securities’ law.

7.
Non-Transferability of the Options. Subject to Article 5, the Options may be exercised during the lifetime of the Optionee only by the Optionee and may not be assigned or transferred in any manner except to Mr. Avi Kostelitz or any entity fully controlled by Mr. Kostelitz, directly or indirectly, by will or by the laws of descent and distribution unless otherwise agreed by the Company in writing. .

8.	Termination of Service; Termination of Options.

8.1.
The Options shall terminate and shall no longer be exercisable upon the first to occurance of (a) the Options Termination Date, (b) the date of termination of the Consulting Agreement by the Company for Cause as described in Section 8.2 below; or (c) the last date for exercising the Options in connection with the consummation of a Transaction pursuant to the provisions of Section 9.2 or in connection with liquidation or dissolution pursuant to the provisions of Section 9.4 below.

8.2.
Notwithstanding anything to the contrary herein, if the Consulting Agreement is terminated for Cause, any outstanding unexercised (vested and/or unvested) Options will immediately expire, and the Optionee shall not have any rights in respect of such outstanding Options.

9.	Adjustment.

9.1.
In the event of a Transaction, the unexercised Option Shares then outstanding shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of the Options, appropriate adjustments shall be made to the Exercise Price so as to reflect such action and all other terms and conditions of this Grant Letter shall remain unchanged, including but not limited to the Company’s obligation to grant Options upon achievement of each Milestone, all subject to the determination of the Board, which determination shall be in their sole discretion and final.

9.2.
Notwithstanding the provisions of Section 9.1 above and subject to any applicable law, in the event of a Transaction, in which the Successor Company does not agree to assume or substitute the Option Shares, any unexercised Option Shares not exercised prior to the closing of the Transaction shall terminate upon the closing of the Transaction, provided, however, that the vesting dates set forth in Section 5 above shall be accelerated so that any unvested Option Shares shall be immediately vested as of the date which is fifteen (15) days prior to the effective date of the Transaction and the Board shall notify the Optionee that the Options are fully exercisable for a period of fifteen (15) days from the date of such notice, and the Options shall terminate upon the expiration of such period. Notwithstanding the aforesaid, any Options that are conditioned upon Milestones not yet achieved at the date of the Closing of the Transaction, shall not be granted thereafter, in which case the Consultant shall be free to discontinue the Services upon 15 days notice.

9.3.
For the purposes of Section 9.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Option Share underlying the Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of Shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary equal in fair market value to the per share consideration received by holders of a majority of the outstanding Shares in the Transaction, times the number of Option Shares subject to the Options.

9.4.
If the Company is liquidated or dissolved while unexercised Option Shares remain outstanding, the Board, in its own discretion, may determine that all such outstanding Option Shares may be exercised in full by the Optionee as of the effective date of any such liquidation or dissolution of the Company without regard to the vesting provisions set forth above. If the Board determines that the outstanding Option Shares may be exercised, all such outstanding Option Shares may be exercised in full by the Optionee giving notice in writing to the Company of his intention to such exercise. If the Options becomes fully vested and exercisable under this Section, the Board shall notify the Optionee in writing or electronically that the Options shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Options shall terminate upon the expiration of such period.

9.5.
If the outstanding Shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Option Shares therefore granted and the Exercise Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Option Shares, without changing the aggregate Exercise Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares.

10.
Rights as a Shareholder. You shall not have any of the rights or privileges of shareholders of the Company in respect of any Option Shares purchasable upon the exercise of the Options, until your registration as holder of such Option Shares in the Company’s register of shareholders upon exercise of the Options and payment of the Exercise Price.

11.	Option Shares Subject to Right of First Refusal

Any transfer or sale of Option Shares shall be subject to the provisions of the incorporation documents of the Company and applicable law, including, but not limited to, US Securities Law and the regulations promulgated thereunder.

12.	Restrictions on Transfer of Options and Option Shares.

12.1.
You acknowledge that since the shares of the Company are registered for trading in a public market, your right to sell Shares is and may be subject to limitations and restrictions (including a lock-up period), as will be requested by the Company or its underwriters, and you hereby unconditionally agree and accept any such limitations. In order to enforce any of the restrictions set forth herein, the Company may impose stop-transfer instructions with respect to the exercised Shares.

12.2.	You shall not dispose of any Option Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.

12.3.
You agree that the Company shall have the authority to endorse upon the certificate or certificates representing the Option Shares such legends referring to the foregoing restrictions, and applicable US federal or state secu-rities law restriction on all certificates representing shares of Shares subject to the provisions of this Option Agreement and any other applicable restrictions as it may deem appropriate (which do not violate your rights under this Grant Letter).

13.	Purchase for Investment.

The Company's obligation to issue or allocate Option Shares upon exercise of the Options is expressly conditioned upon: (a) the Company's completion of any registration or other qualifications of such Shares under any state and/or federal law, ruling or regulations, or otherwise obtaining an exemption in regard to the same, and/or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Option Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Option Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee.

14.	Taxes.

14.1.	The Company and/or the Subsidiary shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.

14.2.	the Company shall not be required to release any share certificate to the Optionee until all its statutory payments have been fully made.

15.	Government Regulations, Law & Jurisdiction.

15.1.
The granting and exercise of the Options hereunder, and the Company' obligation to sell and deliver Shares under the Options, are subject to all applicable laws, rules and regulations, whether of the United States or the State of Israel or any other state having jurisdiction over the Company and/or the Subsidiary and you, including the registration of the Shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

15.2.
This Grant Letter shall be governed by and construed and enforced in accordance with the laws of the State of Israel as applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws, and to the applicable laws of the USA as respects securities laws matters that are pertinent to the Shares and/or Options. The competent courts of the State of Israel shall have sole jurisdiction in any matters pertaining to this Grant Letter.

16.	Miscellaneous.

16.1.	No Obligation to Exercise Options. The grant and acceptance of these Options imposes no obligation on you to exercise it.

16.2.
Confidentiality. You shall regard the information in this Grant Letter and any document related to the Grant Letter as confidential information and you shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

16.3.
No Obligation of Employment or Service. This Grant Letter does not impose any obligation on the Company or the Subsidiary to employ you or contract your services and nothing in this Grant Letter shall confer upon you any right to be in the employ or service of the Company and/or the Subsidiary or restrict the right of the Company, or the Subsidiary to terminate such employment or service at any time.

16.4.
Entire Agreement. This Grant Letter together with the exhibits hereto constitute the entire agreement between the Company and yourself with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof.

16.5.
Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Grant Letter shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16.6.	Binding Effect. This Grant Letter shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

16.7.
Termination or Amendment. The Board may terminate or amend this Grant Letter at any time; provided, however, that no such termination or amendment may adversely affect the Options or any unexercised portion hereof without the consent of the Optionee.

Kindly indicate your acceptance of the terms and conditions of this Grant Letter by executing it at the space provided below.

TraceGuard Technologies, Inc.

By: /s/ David Ben-Yair

Title: Chief Financial Officer

Date: August 9, 2007

The Optionee represents that the Optionee is familiar with the terms and provisions of this letter, and hereby accepts the Option subject to all of the terms and provisions hereof.

Akis Ltd.

/s/Avi Kostelitz

By: Avi Kostelitz

Title: Chief Executive Officer

Date: August 9, 2007